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                                                                     EXHIBIT 4.3
                               WOMEN.COM NETWORKS

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


        This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "AGREEMENT") is entered into as of May 7, 1999, by and among WOMEN.COM NETWORKS, a California corporation (the "COMPANY"), ELLEN PACK and MARLEEN MCDANIEL (each referred to herein as a "FOUNDER") and those persons and entities set forth on the schedule of investors and warrant holders attached hereto as EXHIBIT A who hold the Company's Series A Preferred Stock (the "SERIES A INVESTORS"), Series B Preferred Stock (the "SERIES B INVESTORS"), Series C Preferred Stock (the "SERIES C INVESTORS"), Series D Preferred Stock (the "SERIES D INVESTORS") and/or Series E Preferred Stock (the "SERIES E INVESTORS") (collectively, the "INVESTORS") or warrants to purchase stock of the Company (the "WARRANT HOLDERS").

                                    RECITALS

        WHEREAS, the Company, the Founders, the Investors and the Warrant Holders are parties to that Amended and Restated Investors' Rights Agreement dated as of March 31, 1999 (the "PRIOR AGREEMENT");

        WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to accept the rights and obligations created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

        WHEREAS, the Company proposes to sell and issue shares of its Series E Preferred Stock pursuant to the Series E Preferred Stock Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT"); and

        WHEREAS, as a condition of entering into the Purchase Agreement, the purchasers of Series E Preferred Stock have requested that the Company extend to them registration rights, information rights and other rights as set forth below;

        WHEREAS, the parties to the Prior Agreement wish to amend and restate such agreement as provided herein.

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:


                                    AGREEMENT

SECTION 1.      AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT.

        1.1 AMENDMENT AND RESTATEMENT. The Prior Agreement is terminated in its entirety and restated herein. Such termination and restatement is effective upon execution of this Agreement by the Company, each of the Founders and holders of at least a majority in interest of the Shares (as such term is defined in the Prior Agreement). Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and terminated in their entirety and shall have no further force or effect. The rights and covenants contained in this Agreement set forth the sole



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and entire agreement among the Company, the Founders, the Warrant Holders and the Investors on the subject matter hereof and supersede any and all rights granted and covenants made under any prior agreements.

SECTION 2.      GENERAL.

        2.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

                "FORM S-3" means such form under the Securities Act (as hereinafter defined) as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as hereinafter defined) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                "HOLDER" means any person owning or having the right to acquire Registrable Securities (as hereinafter defined) or any assignee of record thereof in accordance with Section 3.10 hereof.

                "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                "REGISTRABLE SECURITIES" means (i) common stock of the Company acquired from the Company by a Founder, (ii) common stock of the Company issued or issuable upon conversion of the Shares; (iii) any common stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities; and (iv) solely for purposes of Sections 3.1, 3.3, 3.7, 3.8, 3.9, 3.10, 3.11,
3.13 and 8 only, any common stock of the Company issued (or issuable) upon the conversion or exercise of the warrant to purchase up to 8,224 shares of Series D Preferred Stock held by Imperial Bank dated April 9, 1998 and the warrant issued to BT Alex. Brown Incorporated dated as of July 24, 1998. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Section 3 of this Agreement are not assigned.

                "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's common stock that are Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

                "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 3.2, 3.3 and 3.4 hereof, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel and accountants for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

                "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.



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                "SELLING EXPENSES" shall mean all underwriting discounts,
selling commissions and stock transfer taxes applicable to the sale.

                "SHARES" shall mean the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

                "SEC" or "COMMISSION" means the Securities and Exchange Commission.

SECTION 3.      REGISTRATION; RESTRICTIONS ON TRANSFER.

        3.1     RESTRICTIONS ON TRANSFER.

                (a) Each Investor and Warrant Holder agrees not to make any disposition of all or any portion of the Shares (or the common stock issuable upon the conversion thereof) unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Agreement and:

                        (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (ii) (a) Such Investor or Warrant Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (b) if reasonably requested by the Company, such Investor or Warrant Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                        (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor or Warrant Holder which is (a) a partnership to its partners in accordance with partnership interests, (b) an individual to the Investor's or Warrant Holder's family member or trust for the benefit of an individual Investor or Warrant Holder, (c) a corporation to its shareholders in accordance with their interest in the corporation, and (d) a limited liability company to its members or former members in accordance with their interest in the limited liability company, provided the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if he were an original Investor or Warrant Holder hereunder.

                (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

                        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM



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                        AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE
                        SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

        3.2     DEMAND REGISTRATION.

                (a) Subject to the conditions of this Section 3.2, if the Company shall receive at any time and from time to time on or following the earlier of (i) six months after the effective date of the Company's initial public offering of the Company's common stock (the "INITIAL OFFERING"), or (ii) June 5, 2000, a written request from the Series D Investors (or any assignee pursuant to Section 3.10 hereof) holding more than forty percent (40%) of the Series D Preferred Stock (or common stock issued upon conversion of the Series D Preferred Stock or a combination of such common stock and Series D Preferred Stock) then outstanding (the "REQUESTING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of all or any portion of the Registrable Securities, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of Section 3.2(c) effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                (b) Subject to the conditions of this Section 3.2, if the Company shall receive at any time after the earlier of (i) the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Company's Initial Offering, or (ii) October 25, 1999, a written request from the Series A Investors, the Series B Investors, the Series C Investors and/or the Series E Investors (or any assignee thereof pursuant to Section 3.10 hereof) holding more than fifteen percent (15%) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series E Preferred Stock (or common stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series E Preferred Stock or a combination of such common stock and Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series E Preferred Stock) then outstanding (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of all or any portion of the Registrable Securities, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of Section 3.2(c), effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                (c) If the Initiating Holders or Requesting Holders, respectively, intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.2 and the Company shall include such information in the written notice referred to in Section 3.2(a) and Section 3.2(b). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such



                                       4.
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Holder's participation in such underwriting and the inclusion of such Holder's
Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders or Requesting Holders, as applicable, and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders or Requesting Holders, as applicable, (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 3.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders or Requesting Holders, as applicable). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                (d) The Company shall not be obligated to effect more than two registrations pursuant to each of Section 3.2(a) and Section 3.2(b).

                (e) The Company shall not be required to effect a registration pursuant to this Section 3.2 during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to its Initial Offering, provided that the Company is making reasonable and good faith efforts to cause such registration statement to become effective. In addition, the Company shall not be required to effect a registration pursuant to this
Section 3.2 if within thirty (30) days of receipt of a written request from the Requesting Holders pursuant to Section 3.2(a) or Initiating Holders pursuant to
Section 3.2(b), the Company gives notice to the Holders of the Company's intention to make a public offering of the Company's common stock within sixty
(60) days.

                (f) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.2, a certificate signed by the President or the Chairperson of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and twenty
(120) days after receipt of the request of the Initiating Holders or Requesting Holders, as applicable; provided that such right to delay a request shall be exercised by the Company no more than once in any one year period.

        3.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder, provided, that such notice shall not obligate the Company to file such registration statement. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method



                                       5.
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of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                (a) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 3.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 3.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, except that in no event shall the amount of securities of the Holders included in the registration be reduced below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by any Holders without the written consent of Holders holding not less than a majority of the Registrable Securities proposed to be sold in the offering.

        3.4 FORM S-3 REGISTRATION. In case the Company shall receive from either (a) the Series D Investors holding at least twenty percent (20%) of the Series D Preferred Stock (the "REQUISITE SERIES D INVESTORS") (or common stock issued upon conversion of the Series D Preferred Stock or a combination of such common stock and Series D Preferred Stock) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or (b) Series A Investors, Series B Investors, Series C Investors and/or Series E Investors holding at least twenty percent (20%) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or the Series E Preferred Stock (the "REQUISITE JUNIOR INVESTORS") (or common stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or the Series E Preferred Stock or a combination of such common stock and Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or the Series E Preferred Stock) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or part of the Registrable Securities owned by such Holder, the Company will:

                (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together



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with all or such portion of the Registrable Securities of any other Holder or
Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.4: (i) if Form S-3 is not available for such offering by the Holders, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000, (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chairperson of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 3.4; provided that such right to delay a request shall be exercised by the Company no more than twice in any one-year period, (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock or two registrations on Form S-3 for the Holders of Series D Preferred Stock pursuant to this Section 3.4, or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. In addition, the Company shall not be required to effect a registration pursuant to this Section 3.4 if within thirty (30) days receipt of a written request from Investors pursuant to this Section 3.4, the Company gives notice to the Holders of the Company's intention to make a public offering of the Company's common stock within sixty (60) days.

                (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

        3.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 3.2 or any registration under Section 3.3 or Section 3.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for the Registration Expenses of any registration proceeding begun pursuant to Sections 3.2 or 3.4, the request of which has been subsequently withdrawn by the Initiating Holders, Requesting Holders, Requisite Series D Investors or Requisite Junior Investors, as applicable, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders, Requesting Holders, Requisite Series D Investors or Requisite Junior Investors, as applicable, were not aware at the time of such request or (b) the Initiating Holders, Requesting Holders, Requisite Series D Investors, or Requisite Junior Investors, as applicable, agree to forfeit their right to one requested registration pursuant to Section 3.2 or Section 3.4, as applicable. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to this Section 3.5, then the Holders shall not forfeit their rights pursuant to Section 3.2 or Section 3.4 to a demand registration or registration on Form S-3, respectively.

        3.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:



                                       7.
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                (a)     Prepare and file with the SEC a registration statement
with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

                (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

        3.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Section 3 shall terminate and be of no further force and effect upon the earlier of (a) seven years after the date


                                       8.
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following the closing of the Company's Initial Offering or (b) as to any Holder,
when the Company's shares are publicly traded on a national market and such Holder is able to sell all of his shares under Rule 144 within any ninety (90) day period.

        3.8     DELAY OF REGISTRATION: FURNISHING INFORMATION.

                (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

                (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

                (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 3.2 or Section 3.4 if, due to the operation of subsection 3.8(b) the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 3.2 or Section 3.4, whichever is applicable.

        3.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 3.2, 3.3 or 3.4:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined under the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld) nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.



                                       9.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 3.9 exceed the net proceeds from the offering received by such Holder.

                (c) Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

                (d) If the indemnification provided for in this Section 3.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.



                                      10.

                (e) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                (f)     The obligations of the Company and Holders under this
Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement and otherwise.

        3.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 3.2, 3.3 or 3.4 hereof unless it acquires at least the greater of ten percent (10%) of such Holder's Registrable Securities or twenty five thousand (25,000) shares of Registrable Securities (as adjusted for stock splits and combinations) and the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration fights are being assigned. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any subsidiary, parent, general partner or limited partner of a Holder.

        3.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Section 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least seventy-five percent (75%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 3.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 3, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

        3.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of Investors holding at least a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of registration rights superior to those granted to the Holders pursuant to this Section 3, or of registration rights pursuant to Sections 3.2, 3.3 or 3.4.

        3.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of common stock (or other securities) of the Company, an Investor, a Founder or a Warrant Holder shall not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purpose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock (or other securities) of the Company held by such Investor, Founder or Warrant Holder (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act relating to the Initial Offering and not to exceed ninety (90) days following a subsequent underwritten registration, provided that all officers, key employees and directors of the Company enter into similar agreements. The obligations described in this Section 3.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form


                                      11.

S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty
(180) day or ninety (90) day period, as applicable.

SECTION 4.      COVENANTS OF THE COMPANY.

        4.1     BASIC FINANCIAL INFORMATION AND REPORTING.

                (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                (b) The Company will furnish each Investor as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                (c) The Company will furnish each Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five
(45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made.

                (d) The Company will furnish each Investor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget of sales and expenses for such fiscal year; and (ii) within twenty (20) days after the end of each month, an unaudited balance sheet and statements of income and cash flows, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, but such statement shall set forth applicable budget figures and variances from budget.

        4.2 INSPECTION RIGHTS. Each Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 4.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

        4.3 CONFIDENTIALITY. Each Investor agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Investor may obtain from the Company, and which the Company has prominently marked "confidential," "proprietary" or "secret" or has otherwise identified as being such or if due to its character or nature, a reasonable person in a like


                                      12.

position and under like circumstances would treat the information as confidential, proprietary or secret, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is or becomes known to the Investor from a source other than the Company which, to such Investor's knowledge, is not under any confidentiality obligation, whether imposed by law or contract or is or becomes publicly known without any breach of this Section 4.3, or unless the Company gives its written consent to the Investor's release of such information, except that no such written consent shall be required (and Investor shall be free to release such information) if such information is to be provided to an Investor's counsel or accountant, or to an officer, director or partner of an Investor, provided that the Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential.

        4.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all common stock issuable from time to time upon such conversion.

        4.5 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" ("USRPHC") as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg.
Section 1.897-2(h), or any supplementary or successor provision thereto. Within thirty (30) days of a request from an Investor or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg.
Section 1.897- 2(h)(1) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

        4.6 TERMINATION OF COVENANTS. All covenants of the Company contained in Section 4 of this Agreement shall expire and terminate as to each Investor immediately after the time of effectiveness of the Company's Initial Offering.

        4.7 OBSERVER RIGHTS. Technology Funding Venture Partners V, An Aggressive Growth Fund, L.P. and Rodale Press, Inc., shall have the right to have a representative (the "REPRESENTATIVE") attend all meetings of the Board of Directors in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Representative and each person having access to any of the information provided by the Company to the Board of Directors must agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise (which agreement shall be presumed by their attendance at any such meeting or their acceptance of any such information); provided further, that the Company reserves the right not to provide information and to exclude the Representative from any meeting or portion thereof if delivery of such information or attendance at such meeting by such Representative would result in disclosure of trade secrets to such Representative or would adversely affect the attorney-client privilege between the Company and its counsel.



                                      13.

        4.8     CERTAIN COVENANTS RELATING TO SBA MATTERS.

                (a) USE OF PROCEEDS. The investment proceeds from each Investor which is a licensed Small Business Investment Company (an "SBIC INVESTOR") (the "PROCEEDS") shall be used by the Company for its growth, modernization or expansion. The Company shall provide each SBIC Investor and the Small Business Administration (the "SBA") reasonable access to the Company's books and records for the purpose of confirming the use of Proceeds.

                (b) BUSINESS ACTIVITY. For a period of one year following the date hereof, the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.

                (c) COMPLIANCE. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

                (d) INFORMATION FOR SBIC INVESTOR. Within forty-five (45) days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor's financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company's business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with their obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this Section shall include a certificate of the company's president, chief executive officer, treasurer or chief financial officer.

                (e) NUMBER OF HOLDERS OF VOTING SECURITIES. So long as any SBIC Investor holds any securities purchased pursuant to the Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least fifteen (15) days prior to taking any action after which the number of record holders of the Company's voting securities would be increased from fewer than fifty (50) to fifty (50) or more, and (ii) of any other action or occurrence after which the number of record holders of the Company's voting securities was increased (or would increase) from fewer than fifty (50) to fifty (50) or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

SECTION 5.      RIGHTS OF FIRST REFUSAL.

        5.1 SUBSEQUENT OFFERINGS. Each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as hereinafter defined) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by
Section 5.6 hereof. Each Investor's pro rata share, for purposes of this right of first refusal, is equal to the ratio of the number of Shares (including all shares of common stock issued or issuable upon conversion of the Shares) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to the total number of Shares (including all shares of common stock issued or issuable upon conversion of the Shares) held by all Investors. The term "EQUITY SECURITIES" shall mean (a) any stock or similar security of the Company, (b) any security convertible, with or without


                                      14.

consideration, into any stock or similar security (including any option to purchase such a convertible security), (c) any security carrying any warrant or right to subscribe to or purchase any stock or similar security or (d) any such warrant or right.

        5.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen
(15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

        5.3 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Section 4 shall not apply to and shall terminate upon the closing of the Company's Initial Offering.

        5.4 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares ("SUBSCRIPTION NOTICE"). The Investors shall have five days after receipt of the Subscription Notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investors' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Investors pursuant to Section 5.2 hereof. If the Company has not sold such Equity Securities within such ninety (90) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

        5.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Investor under this Section 5 may be transferred to any constituent partner or affiliate of such Investor, to any successor in interest to all or substantially all the assets of such Investor, or to a transferee who acquires the greater of ten percent (10%) of the Investor's Registrable Securities or twenty-five thousand (25,000) shares (as adjusted for stock splits, combinations and the like) of Registrable Securities, provided that such transferee agrees in writing to be bound by the provisions of this Agreement.

        5.6 EXCLUDED SECURITIES. The rights of first refusal established by this Section 5 shall have no application to any of the following Equity
Securities:

                (a) shares of common stock issuable or issued to employees, officers, directors or consultants of the Company directly (or pursuant to stock purchase or option plans), which number shall not include additional shares of common stock reissued to employees, officers, directors or consultants of the Company after any repurchase of shares of common stock issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services pursuant to any agreement providing for such repurchases;

                (b) stock issued pursuant to any rights, agreements or warrants outstanding as of the date hereof;



                                      15.

                (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                (d) any Equity Securities that are issued by the Company as part of an underwritten public offering referred to in
                        Section 5.3 hereof;

                (e) shares of common stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                (f) shares of common stock issued upon conversion of the preferred stock of the Company;

                (g) shares of Securities (as hereinafter defined in Section 6 hereof); or

                (h) any Equity Securities issued pursuant to any equipment leasing arrangement, bank financing, licenses or non-financial business arrangements.

SECTION 6.      PARTICIPATION RIGHTS.

        6.1 PARTICIPATION RIGHTS. Each Investor shall have a participation right to purchase its pro rata share of all Securities (as hereinafter defined) that the Company may, from time to time, propose to sell or issue pursuant to
Section 6.2 or Section 7.1 hereof in connection with the Company's right to purchase shares of Women.com Networks LLC (the "LLC") (as defined in the Liability Company Agreement of Women.com Networks LLC by and between Women.com Networks and Hearst HomeArts, Inc. dated January 27, 1999 (the "LLC AGREEMENT") attached hereto as EXHIBIT B and for purposes of this Agreement the "SHARES," as defined in such LLC Agreement, shall be hereinafter defined as the "LLC SHARES") (individually, a "PARTICIPATION RIGHT" and collectively, the "PARTICIPATION RIGHTS"). Each Investor's pro rata share, for purposes of these Participation Rights and the Capital Call (as defined below), shall be equal to the ratio of the number of Shares (including all shares of common stock issued or issuable upon conversion of the Shares) which such Investor is deemed to hold immediately prior to the issuance of such Securities to the total number of Shares (including all shares of common stock issued or issuable upon conversion of the Shares) held by all Investors. The Investors herein agree to vote their Shares (including all shares of common stock issued upon conversion of the Shares) to approve the issuance of the Securities and to approve all amendments to existing agreements and agreements required to effectuate such issuance, including, but not limited to, approving an amendment to the Company's Amended and Restated Articles of Incorporation in order to authorize such Securities. The term "SECURITIES" for purposes of this Agreement shall mean the preferred security that the Company will propose to sell in connection with the purchase of the LLC Shares at such time as the Company receives a Participation Notice (as hereinafter defined in Section 6.2 hereof) or receives notice of a Capital Call from the Management Committee of the LLC.

        6.2 EXERCISE OF RIGHTS. In the event that the Company receives a written notice from the LLC (the "PARTICIPATION NOTICE") setting forth the amount of the LLC Shares which the LLC proposes to sell or issue, the price (before any commission or discount) at which such LLC Shares are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method for determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for the Members (as defined in the LLC Agreement) to determine whether or not to exercise the rights granted in Section 8.04 of such LLC Agreement or receives notice of a Capital Call by the Management


                                      16.

Committee of the LLC pursuant to Section 3.12 of the LLC Agreement, then the Company shall propose to sell an equivalent number of Securities to the Investors at the same price per share upon which the LLC Shares shall be sold to the Company. The Company shall deliver a written notice to each of the Investors within three days of receipt of the Participation Notice or the notice of a Capital Call, as applicable, describing the Securities, the price and the terms and conditions upon which the Company proposes to issue the same (the "COMPANY Notice"). Each Investor shall have seven days from the giving of such Company Notice to agree to purchase its pro rata share of the Securities for the price and upon the terms and conditions specified in the Company Notice by giving written notice to the Company and stating therein the quantity of Securities to be purchased by such Investor (the "EXERCISE NOTICE"). Pursuant to such Exercise Notice, the Investor shall state the aggregate amount of Securities that the Investor elects to purchase in such sale of Securities; provided, however, if Investors subscribe for a number of Securities in excess of the aggregate amount proposed to be sold by the Company in such transaction, the Investors shall be cut back proportionally based on their pro rata share percentages determined in accordance with the ratios specified in Section 6.1 hereof. Each Exercise Notice shall be irrevocable, subject to the conditions of closing of the transaction giving rise to the Participation Rights, as provided for in Section 8.04 of the LLC Agreement, or the conditions to a Capital Call as described in Section 3.12 of the LLC Agreement and Section 7.1 herein. The Company shall utilize the proceeds from the sale of such Securities to purchase corresponding LLC Shares on the terms specified in such Participation Notice within the requisite timeframe specified in Section 8.04 of the LLC Agreement or the terms of the Capital Call, as applicable. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Securities to any Investor who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

        6.3 TIMING OF SALE. If, with respect to any Company Notice, the Investors fail to exercise in full their Participation Rights with respect to any offering of Securities, the Company shall have eleven (11) days thereafter to sell the Securities in respect of which the Investors' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company Notice to the Investors pursuant to Section 6.2 hereof. If the Company has not sold such Securities within such eleven (11) day period, the Company shall not thereafter issue or sell any Securities without first offering such securities to the Investors in the manner provided above.

        6.4 TERMINATION. Such Participation Rights shall not apply to, and shall terminate upon the closing of, the Initial Public Offering (as defined in the LLC Agreement).

SECTION 7.      CAPITAL CALLS.

        7.1 OPERATION OF CAPITAL CALLS. Upon a request from the Management Committee of the LLC pursuant to Section 3.12 of the LLC Agreement for an additional capital contribution from the Company (the "CAPITAL CALL"), the Company agrees to take the following actions. Upon receipt of such request for additional capital, the Company shall send a written notice to the Investors within three days of receipt of the notice of the Capital Call stating the amount requested by the Management Committee and the purpose of such Capital Call (the "CALL NOTICE") as described in Section 6.2 hereof. The Investors shall have seven days from the giving of such Call Notice to notify the Company of how much capital they would be willing to contribute in connection with such Capital Call (the "COMMITTED AMOUNT") in accordance with the requirements of Section 6.2 hereof. The Company shall notify the Management Committee of the Committed Amount; provided, however, the Company shall not commit funds in excess of such Committed Amount to the LLC and shall not agree to transfer the Committed Amount to the LLC without additional LLC Shares being issued to the Company in connection with such contribution of any Committed Amount as described in
Section 6.2 hereof. In conjunction with the


                                      17.

issuance of LLC Shares to the Company in connection with such Capital Call, the Company shall issue Securities to the participating Investors in accordance with Sections 6.1 and 6.2 hereof. If the Investors do not agree to contribute any funds to the LLC pursuant to such Capital Call, the Company, as a Member of the LLC, shall not approve any capital contribution requested by the Management Committee of the LLC, which requires a pro rata contribution by the Company with the other Members of such LLC.

SECTION 8.      MISCELLANEOUS.

        8.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California.

        8.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

        8.3 SUCCESSORS AND ASSIGNS. Except in connection with a merger or sale of substantially all the assets of the Company, or as otherwise expressly provided herein, this Agreement, and the rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the Company, the Founders and the holders of at least a majority in interest of the Shares. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties hereto; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

        8.4 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        8.5     AMENDMENT AND WAIVER.

                (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Shares (including any common stock of the Company issued upon the conversion of the Shares). In addition, any amendment that adversely affects the rights of any Founder shall require the written consent of such Founder.

                (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders and the Founders under this Agreement may be waived only with the written consent of the Company and the holders of at least a majority of the Shares (including any common stock of the Company issued upon the conversion of the Shares). In addition, any waiver that adversely affects the rights of any Founder shall require the written consent of the Founder.

                                      18.

                (c)     Any amendment or waiver effected in accordance with this
Section 8.5 shall be binding upon each Holder, its successors and assigns, the Company and each Founder, its successors and assigns.

                (d) The Company, the Founders and the Holders which are parties to the Prior Agreement, agree that such Prior Agreement is hereby terminated and superseded by the terms hereof. Without limiting the generality of the foregoing, the rights of first refusal and the Participation Rights specified in Section 6.2 and the notice of requirements of Sections 5, 6 and 7 hereof with regard to any issuances of Series E Preferred Stock are hereby waived.

        8.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party hereto, upon any breach, default or noncompliance of any other party hereto under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party's part of any breach, default or noncompliance under the Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

        8.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof with regard to the Company and the Founders, and on EXHIBIT A hereto with regard to the Investors and Warrant Holders or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

        8.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        8.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        8.10 PRONOUNS. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

        8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



                                      19.

        IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date first above written.

COMPANY:                                  WOMEN.COM NETWORKS


                                          By:   /s/ MARLEEN MCDANIEL
                                             ---------------------------------
                                              Marleen McDaniel, President

                                                /s/ ELLEN PACK
FOUNDER(S):                                  ---------------------------------
                                              Ellen Pack

                                               /s/ MARLEEN MCDANIEL
                                             ---------------------------------
                                              Marleen McDaniel


INVESTOR(S):                                 ---------------------------------
                                              (Name of Entity, if applicable)


                                          By:
                                             ---------------------------------
                                                  (Signature)

                                          Title:
                                             ---------------------------------


WARRANT HOLDER(S):                           ---------------------------------
                                             (Name of Entity, if applicable)

                                          By:
                                             ---------------------------------
                                                  (Signature)

                                          Title:
                                             ---------------------------------


                                      20.

================================================================================















                               WOMEN.COM NETWORKS


                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT




                                  MAY 7, 1999

















================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.     AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT..................1

        1.1    Amendment and Restatement.....................................1

SECTION 2.     GENERAL.......................................................2

        2.1    Definitions...................................................2

SECTION 3.     REGISTRATION; RESTRICTIONS ON TRANSFER........................3

        3.1    Restrictions on Transfer......................................3

        3.2    Demand Registration...........................................4

        3.3    Piggyback Registrations.......................................5

        3.4    Form S-3 Registration.........................................6

        3.5    Expenses of Registration......................................7

        3.6    Obligations of the Company....................................7

        3.7    Termination of Registration Rights............................8

        3.8    Delay of Registration: Furnishing Information.................9

        3.9    Indemnification...............................................9

        3.10   Assignment of Registration Rights............................11

        3.11   Amendment of Registration Rights.............................11

        3.12   Limitation on Subsequent Registration Rights.................11

        3.13   "Market Stand-Off" Agreement.................................11

SECTION 4.     COVENANTS OF THE COMPANY.....................................12

        4.1    Basic Financial Information and Reporting....................12

        4.2    Inspection Rights............................................12

        4.3    Confidentiality..............................................12

        4.4    Reservation of Common Stock..................................13

        4.5    Real Property Holding Corporation............................13

        4.6    Termination of Covenants.....................................13

        4.7    Observer Rights..............................................13

        4.8    Certain Covenants Relating to SBA Matters....................14

SECTION 5.     RIGHTS OF FIRST REFUSAL......................................14

        5.1    Subsequent Offerings.........................................14

        5.2    Exercise of Rights...........................................15

        5.3    Termination of Rights of First Refusal.......................15


                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE



        5.4    Issuance of Equity Securities to Other Persons...............15

        5.5    Transfer of Rights of First Refusal..........................15

        5.6    Excluded Securities..........................................15

SECTION 6.     PARTICIPATION RIGHTS.........................................16

        6.1    Participation Rights.........................................16

        6.2    Exercise of Rights...........................................16

        6.3    Timing of Sale...............................................17

        6.4    Termination..................................................17

SECTION 7.     CAPITAL CALLS................................................17

        7.1    Operation of Capital Calls...................................17

SECTION 8.     MISCELLANEOUS................................................18

        8.1    Governing Law................................................18

        8.2    Survival.....................................................18

        8.3    Successors and Assigns.......................................18

        8.4    Separability.................................................18

        8.5    Amendment and Waiver.........................................18

        8.6    Delays or Omissions..........................................19

        8.7    Notices......................................................19

        8.8    Attorneys' Fees..............................................19

        8.9    Titles and Subtitles.........................................19

        8.10   Pronouns.....................................................19

        8.11   Counterparts.................................................19


                                       ii.

                                    EXHIBIT A

                    SCHEDULE OF INVESTORS AND WARRANT HOLDERS



MediaOne Interactive Services, Inc.
188 Inverness Drive West, Suite 600
Englewood, CO  80112

El Dorado Ventures III, L.P.
El Dorado Technology IV, L.P.
2400 Sand Hill Road
Suite 100
Menlo Park, 94025

AVI Capital, L.P.
Associated Venture Investors III, L.P.
AVI Silicon Valley Partners, L.P.
One First Street, Suite 12
Los Altos, CA  94022

Technology Funding Partners III, L.P.
Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding Venture Partners V, an Aggressive Growth Fund, L.P. 2000 Alameda de las Pulgas, Suite 250
San Mateo, CA  94403

HC Crown Corp.
2501 McGee, Box 419580
Kansas City, MO  64141

Karen & Dan Lynch Family Trust
25660 Lalanne Court
Los Altos Hills, CA  94022

Charles Splaine
15951 Los Gatos Boulevard
Los Gatos, CA  95032

Lore McGovern
811 Chiltern Road
Hillsborough, CA  94010

Ellen E. Pack
Women.com Networks
1820 Gateway Drive, Suite 100
San Mateo, CA  94404


                                   EXHIBIT A-1
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

GC&H Investments
One Maritime Plaza, 20th Floor
San Francisco, CA  94111-3580

Lawrence Owen Brown, Brooks H. Brown,
Trustees of the Lawrence Owen Brown Family Trust
U/D/T dated 10/30/87
10753 Farwell Avenue
Saratoga, CA  95070

John Marman
21 Halmark Circle
Menlo Park, CA  94025

Carol Ann Bartz, Trustee of the Carol Ann Bartz Trust dated October 14, 1997 c/o AutoDesk
111 McInnis Parkway
San Rafael, CA  94903

Dorothy Pack
12 Herkimer Road
Scarsdale, NY  10583

William B. Elmore and Mary Jane Elmore, Trustees of the
Elmore Living Trust UTA dated 07/27/90
c/o Foundation Capital
75 Willow Road, Suite 103
Menlo Park, CA  94025

David H. Parks
1281 Windimer Drive
Los Altos, CA  94024

K. Flynn McDonald
Vector Fund Management
1 Embarcadero Center
Suite 3820
San Francisco, CA  94111

ABS Employees' Venture Fund Limited Partnership
375 West Padonia Road
Timonium, MD  21093

Achiever, Inc.
c/o International Trade & Investment
Box N-1201-Marlborough Hse
Cumberland St.
Nassau, Bahamas

                                   EXHIBIT A-2
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Alfred J. Anzalone Limited Family Partnership
7893 West Mesa Vista Avenue
Las Vegas, NV  89113-1572

Charles C. Baum
c/o United Holdings, Inc.
2545 Wilkens Avenue
Baltimore, MD  21223-3333

Betts Family, L.C.
1619 Wythe Road
Lynchburg, VA  24501

W. Earle Betts III
1619 Wythe Road
Lynchburg, VA  24501

Sidney Brown
24 Holly Oak Drive
Voorhees, NJ  08043-1533

Timothy Bright
c/o Standard Mortgage Holding Company
300 Plaza, One Shell Square
New Orleans, LA  70139

John D. Craft, Jr.
3640 Edinborough Drive
Rochester Hills, MI  48306-3632

J&T Investments
c/o John D. Crawford and Thomas Keefe
11817 Canon Boulevard, Suite 600
Newport News, VA  23606

Jack Dane
1719 Green Street
San Francisco, CA  94123

Daniel F. Dent
2 East Read Street, 6th Floor
Baltimore, MD  21202

Orrin Devinsky
97 Westview Road
Short Hills, NJ  07078-1268

                                   EXHIBIT A-3
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Debra Diamond & Associates, Inc.
c/o Dauphin Capital Partners
1921 West Joppa Road
Baltimore, MD  21204-1848

3GT Investment Partnership
845 Larch Avenue
Elmhurst, IL  60126-1196

Edward M. Dunn
17518 Woodcamp Road
Mt. Airy, MD  21771-3226

The Hyman Dushman Family Trust
7608-B Lexington Club Boulevard
Del Ray Beach, FL  33446-3413

D.W.B. Associates
1619 Wythe Road
Lynchburg, VA  24501

George Erdi and Maria Erdi
2 Longspur
Portola Valley, CA  94028

Essex High Technology Fund, L.P.
c/o Essex Investment Management Company
125 High Street, 29th Floor
Boston, MA  02110-2702

Essex High Technology Fund (Bermuda), L.P.
c/o Essex Investment Management Company
125 High Street, 29th Floor
Boston, MA  02110-2702

Fanaroff Investment Partnership
5809 Nicholson Lane, Apt. 1009
Rockville, MD  20852

Stanford C. Finney, Jr.
8201 Preston Road, Suite 400
Dallas, TX  75225

David A. Friedman, Trustee, 1993 Revocable Trust
2637 Larkin Street
San Francisco, CA  94109

                                   EXHIBIT A-4
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Jay H. Gershberg
c/o Bagel Bros.
6000 North Bailey Avenue, Suite 2D
Amherst, NY  14226-5102

Robert S. Gershberg
c/o Bagel Bros.
6000 North Bailey Avenue, Suite 2D
Amherst, NY  14226-5102

Heather Gilker
7303 Tokalm Drive
Dallas, TX  75214

Maresol L.P.
c/o Henry Gonsalves
7 Great Meadows Lane
Lincoln, RI  02865

Greenwood Equities, LLC
c/o Piper & Marbury
36 S. Charles Street
Baltimore, MD  21201
Attn:  Stanard T. Klinefelter

Charles R. Hart, Jr.
c/o Hart & Watters
12400 Wilshire Boulevard, Suite 500
Los Angeles, CA  90025

H & K Partnership
c/o Morris Helman
7100 Rutherford Road
Baltimore, MD  21244-2702

JPK Partners
c/o Argonaut Securities Co.
1155 Battery Street, LS7
San Francisco, CA  94111
Attn:  Peter Haas, Jr.

James W. Johnston
c/o Stonemaker Ent., Inc.
380 Knollwood Street, Suite 570
Winston-Salem, NC  27103

                                   EXHIBIT A-5
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Klaus Kretschmer
46 Brook Way
Demarest, NJ  07627

Albert Lamar
5901 Garfield Street
New Orleans, LA  70115

Lincoln Trust Company
P.O. Box 5831
Denver, CO  80217
Attn:  Tamara V. Armour

H. Mark Lunenburg
11 Whitehall Place
Farmington, CT  06032

Dan Lynch
25660 La Lanne Court
Los Altos Hills, CA  94022

Montague-Betts Company
1619 Wythe Road
Lynchburg, VA  24501
Attn:  W. Earle Betts III

Philip Monego, Sr.
811 Revere Way
Woodside, CA 94062

William A. Newsom
c/o Newsom Associates
3717 Buchanan Street, 2nd Floor
San Francisco, CA  94123

Albert and Pearl Nipon
15 W. Old Gulph Road
Gladwyne, PA  19035

Northport Private Equity, LLC
122 S. Michigan Avenue, Suite 1700
Chicago, IL  60603
Attn:  David T. Shelby

Loren Pack
215 East 68th Street, Apt. 29G
New York, NY  10021

                                   EXHIBIT A-6
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Russell and Sherry Paterra, as Community Property
16 Craig Avenue
Piedmont, CA 94611

G. Richard Patton
2035 St. Andrews Drive
Nevillewood, PA  15142-1012

Phoenix Small Cap Fund
56 Prospect Street
Hartford, CT  06115
Attn:  Tom Gilbert

Donald L. Poarch
1041 Conrad Saver
Houston, TX  77043

Prism IV Investment Partnership
1300 York Road, Suite 180
Lutherville, MD  21093
Attn:  Charles Freeland

Rainbow Trading Partners, Ltd.
8201 Preston Road, Suite 400
Dallas, TX  75225
Attn:  Stanford C. Finney, Jr.

Rainbow Trading Venture Partners, L.P.
8201 Preston Road, Suite 400
Dallas, TX  75225
Attn:  Stanford C. Finney, Jr.

Howard E. Rachofsky
c/o Regal Capital
8201 Preston Road, Suite 400
Dallas, TX  75225

Kevin P. Reilly, Sr.
Post Office Box 66613
Baton Rouge, LA  70896

Sean Reilly
Post Office Box 66338
Baton Rouge, LA  70896

                                   EXHIBIT A-7
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Rodale Press, Inc.
33 East Minor Street
Emmaus, PA  18098
Attn:  Barbara Newton

Rita Rome
1428 Colton Road
Gladwyne, PA  19035

Aloysius D. Rossi
c/o Young Estates
Post Office Box 490
Drums, PA  18222

David J. Rossi
141 Moseywood Road
Post Office Box 495
Lake Harmony, PA  18624

Michael Rubin
1840 Aloha Lane
Gladwyne, PA 19035

Ronald D.  Sippel
1312 Church Street
Evanston, IL  60201-3508

Bryan Splaine
15951 Los Gatos Boulevard
Los Gatos, CA  95032

The Springs Company
P. O. Drawer 460
104 East Springs Street
Lancaster, SC  29720
Attn:  William G. Taylor

Standard Mortgage Holding Corporation
300 Plaza, One Shell Square
New Orleans, LA  70139
Attn:  Edgar Bright

Presley and Antonia Taylor III
2408 Rutland Road
Davidsonville, MD  21035

Tennyson Private Placement Opportunity Fund, LLP
c/o Walpert Smullian & Blumenthal


                                   EXHIBIT A-8
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

29 West Susquehanna Avenue, 4th Floor
Baltimore, MD  21204
Attn:  Alfred M. Walpert

TriVentures
410-17th Street, Suite 1705
Denver, CO 80202

Dyan Triffo
c/o BT Alex. Brown Incorporated
1990 Beach Street, #304
San Francisco, CA 94123

Turtle & Company
Jonathan Cohen and Eleanor Friedman-Cohen
c/o Nuland and Arshad, Inc.
176 Federal Street, 5th Floor
Boston, MA  02210-2209
Attn:  James Nuland

Mary Colleen Underhill
1901 Stonegate Road
Anchorage, KY  40223

Wakefield Partners, L.P.
10 Avon Meadow Lane
Avon, CT  06001-3737
Attn:  Steven W. Ballentine

Warburg Pincus Institutional Fund, Inc. - Small Companies Growth Portfolio 466 Lexington Avenue, 10th Floor
New York, NY  10017
Attn:  Steve Lurito

Warburg Pincus Post-Venture Capital Fund, Inc.
466 Lexington Avenue, 10th Floor
New York, NY  10017
Attn:  Steve Lurito




Warburg Pincus Trust, Inc. Post-Venture Capital Portfolio
466 Lexington Avenue, 10th Floor
New York, NY  10017
Attn:  Steve Lurito


                                   EXHIBIT A-9
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

Willou & Co.
P.O. Box 10856
Greenville, SC  29603
Attn:  Richard L. King

Women, LLC
514 North Crain Highway
Glen Burnie, MD  21061
Attn:  Joel D. Fedder

Women's Growth Capital Fund I, LLP
1029 - 31st Street, NW
Washington, DC  20007
Attn:  Wendee Kanarek

John Papazian
118 Pea Place
Kula, HI 96790

                                  EXHIBIT A-10
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                    EXHIBIT B
  LIMITED LIABILITY COMPANY AGREEMENT OF WOMEN.COM NETWORKS LLC BETWEEN HEARST
          HOMEARTS, INC. AND WOMEN.COM NETWORKS DATED JANUARY 27, 1999


                                   EXHIBIT B-1
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT